EXHIBIT 99.4


  ATC Healthcare Announces Second Quarter 2004 Results Of Operations

    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--Oct. 15, 2003--ATC Healthcare, Inc. (AMEX:AHN - News), a national leader in medical staffing, today reported results for its second quarter of fiscal year end 2004, which ended August 31, 2003.
    Revenues for the second quarter ended August 31, 2003 were $33.6 million compared to $39.0 million for the quarter ended August 31, 2002. Revenue continues to be impacted by reduced demand for temporary nurses as hospitals continue to experience flat to declining admission rates. Service costs were 79.2% of total revenues in the second quarter of fiscal year end 2004 as compared to 76.5% in the second quarter of the prior year. Margins have decreased due to the decreased demand for temporary nurses, which has increased the competitive environment pressuring fees. Income from operations for the quarter ended August 31, 2003 equaled $404 thousand versus $1.3 million for the quarter ended August 31, 2002. Net loss for the quarter ended August 31, 2003 was $(654) thousand or $(.03) per basic and diluted share versus net income of $442 thousand or $.02 per diluted share for the quarter ended August 31, 2002.

    Six Month Results

    ATC reported revenues of $67.7 million for the first six months of fiscal 2004, a decrease of 11.7% from revenues of $76.7 million for the first six months of Fiscal 2003. Revenue continues to be impacted by reduced demand for temporary nurses as hospitals continue to experience flat to declining admission rates. Service costs were 78.6% of total revenues for the first six months of fiscal 2004 as compared to 76.3% for the first six months of fiscal 2003. Margins have decreased due to the decreased demand for temporary nurses, which has increased the competitive environment pressuring fees. Income from operations was $890 thousand for the six months ended August 31, 2003 as compared to $2.7 million for the same period last year. The Company recorded a net loss of $(872) thousand or $(.04) per basic and diluted share for the first six months of fiscal 2004 versus net income of $869 thousand or $.04 per basic and $.03 per diluted share for the first six months of fiscal 2003.
    In conjunction with this release, management will host a teleconference Thursday, October 16th at 12 pm Eastern Time. The dial in number 888-857-6930. There will be a 48 hour replay. The replay number is 719-457-0820, code 557619.

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other health care facilities with 50 locations in 23 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.

    This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 28, 2003 as filed with the Securities and Exchange Commission on June 13, 2003.



                 ATC HEALTHCARE, INC. AND SUBSIDIARIES
      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                 (In thousands, except per share data)



                  For the Three Months           For the Six Months
                         Ended          (unaudited)    Ended
                   August 31,    August 31,     August 31,  August 31,
                      2003         2002            2003        2002

REVENUES:
Service revenues   $33,640      $38,979         $67,683       $76,679
----------------------------------------------------------------------

COSTS AND EXPENSES:
  Service costs     26,636       29,819          53,198        58,535
  General and
  administrative
  expenses           6,006        7,345          12,414        14,518
  Depreciation and
  amortization         594          527           1,181           877
----------------------------------------------------------------------
 Total operating
 expenses           33,236       37,691          66,793        73,930
----------------------------------------------------------------------

INCOME FROM
OPERATIONS             404        1,288             890         2,749
----------------------------------------------------------------------

INTEREST AND OTHER
EXPENSES (INCOME):
 Interest expense,
 net                 1,115          766           1,963         1,509
 Other  (income),
 net                   (57)        (230)            (89)         (235)
----------------------------------------------------------------------
Total interest and other
expenses             1,058          536           1,874         1,274
----------------------------------------------------------------------

(LOSS) INCOME BEFORE
INCOME TAXES          (654)         752            (984)        1,475

INCOME TAX
(BENEFIT) PROVISION     --          310            (112)          606
----------------------------------------------------------------------

 NET (LOSS)INCOME   $ (654)       $ 442          $ (872)        $ 869
======================================================================

DIVIDENDS ACCRETED
TO PREFERRED
SHAREHOLDERS            17                           32

NET (LOSS) INCOME
ATTRIBUTABLE TO
COMMON SHAREHOLDERS $ (671)       $ 442          $ (904)        $ 869

----------------------------------------------------------------------
(LOSS) EARNINGS PER
COMMON SHARE -
 BASIC:             $ (.03)       $ .02          $ (.04)        $ .04
======================================================================

----------------------------------------------------------------------
(LOSS) EARNINGS PER
COMMON SHARE -
 DILUTED            $ (.03)       $ .02          $ (.04)        $ .03
======================================================================
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
 Basic              24,238       23,759          24,049        23,726
======================================================================
Diluted             24,238       26,796          24,049        27,218
======================================================================


    CONTACT: ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
             or:
             Andrew Reiben, 516-750-1666
             areiben@atchealthcare.com